UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

WiFi Wireless, Inc.
(Exact name of registrant as specified in its charter)

Oregon	93-1041584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

65 Enterprise, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 330-6413

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock	OTCQC

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☐    No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes ☐    No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days:
Yes   ☒     No   ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this Chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    Yes ☐    No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Smaller Reporting Company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes ☐    No ☒

The aggregate market value of the Common Stock held by non-affiliates of the registrant as of December 31, 2008 was approximately $3,911,946 (computed using the closing price of $0.15 per share of Common Stock on December 31, 2008, as reported by the Pink Sheets Exchange).

As of December 31, 2008, 26,079,641 shares of the registrant's Common Stock were outstanding.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC	1396	(02-08)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Business.

The Company was incorporated under the laws of the State of Oregon on August 29, 1989 as Sunburst Resources Inc. The Company's products are developed for use in the military, maritime and commercial markets to be used internationally. WiFi Wireless utilizes GPS (Global Positioning Satellites) for tracking products used in the shipping and transportation industries as wells as applications using current UHF frequencies enabling WiFi hardware to provide a greater range of service from the POP ("Point of Presence") versus the conventional wi-fi (802.11) retail space application.

WiFi Wireless provides an expanded network technology to the traditional wi-fi (802.11) system. Currently, wi-fi (802.11) systems are confined to "Hot Spot" locations within a limited radius. WiFi Wireless focuses on "Space-Time" technology applications by using current UHF frequencies that enables WiFi Wireless' hardware to provide 10 miles of service from the POP Point of Presence, rather than the conventional wi-fi (802.11) retail space application. WiFi Wireless utilizes a base station antenna with a capacity that will allow up to 25,000 simultaneous users without degradation in performance. WiFi Wireless enables business franchises to be part of the WiFiWireless network by providing a POP site in one central location, instead of multiple, costly, small networks at a fraction of the price of current T-Span charges affiliated with standard "HotSpot" networks.

WiFi Wireless applies this technology as a leading provider of satellite and wireless cargo container monitoring and tracking systems. WiFi Wireless’ technology provides an entirely new class of cargo security that is ideally suited for homeland security. Currently, The United States Department of Homeland Security only inspects (opens) 6 percent of 11 million cargo containers that enter U.S. seaports annually. This small percentage of inspections performed only on high risk containers is not an effective security measure even when complemented with the use of X-ray scanners. However, WiFi Wireless provides a solution that satisfies the hazardous material detection measure and many other concerns which are part of current mandates, and are expected to be part of more stringent future mandates.

During the past five years they have developed and built a system of monitoring shipboard containers. The WiFi Wireless WFSCT system can be integrated on every ship with existing communications systems utilizing its software interface capabilities. This system can communicate large amounts of data regarding the condition and location of cargo containers, at rapid rate, in multiple environmental conditions, in real time format, and this information can be accessed anywhere in the world by using a satellite-Internet based monitoring system.

The CCMD product consists of tags that are designed for installation on cargo containers. These tags send information to data loggers. The data loggers then collectively send the tag data to the gateway box which in turn transmits the data to the access point antenna. The data is then received by a computer on the ship’s bridge for monitoring the status of each container. The data is then relayed to the gyroscopic stabilized antenna platform, where the data is then beamed to a satellite gateway and transmitted down to an Internet accessible data base. The tags relay information about the container to the person on the bridge of the vessel, as well as having the capability of transmitting this information, worldwide via the Internet, so that the container owner, or security organization, can view the status of the container. The movement of the container is tracked by using a GPS system which monitors the security status of the container, in real time. Temperature changes in the container, its location, intrusion into the container, and the presence of explosives or hazardous materials, can all be detected with this device. Operation of the device does not require dedicated cabling or cumbersome antennas, and the device’s streamlined, self contained systems utilize laser gyro controlled platforms, which do not incorporate moving parts. What separates WiFi Wireless’ system from competitor’s systems, are the WFSCT Gateway (receiver/transmitter) Box and the WFSCT Access Point antenna.

There are numerous companies that are making tags for overseas containers that use a variety of ways to gather the data, but none of these companies’ products have all the capabilities and features that WiFi Wireless’ product does. Unlike WiFi Wireless’ device, some competitors’ tags give data at the ports upon arrival, and some tags give data on the ship using miles of expensive cables. To date, no one has a wireless Gateway (Receiver/transmitter) Box, or a wireless Access Point antenna. These devices are unique in the wireless communication industry, and were designed and built by WiFi Wireless. While the system itself is proprietary and state-of-the-art, the system’s components and resource supplies, are cost effective and readily available, and have been universally adopted as the industry standard. This compatibility with existing components, allows it to be integrated with existing architecture on a global level. The ability of WiFi Wireless’ system to interface with multiple hardware configurations is evidence of its adaptability and insures its’ broad applicability.

At the heart of the system is the CCMD’s innovative, proprietary software which has the ability to successfully integrate with the CCMD hardware configuration and exchange information (interface) between the various hardware components and the computer. The software’s revolutionary algorithm has been repeatedly tested and has proven to be hack-proof and unbreakable, and has demonstrated the ability to provide a link-level encryption to prevent unauthorized access.

WiFi Wireless’ cargo container monitoring device is a well engineered and cost effective product that is tamper proof, maintenance free, user friendly, and addresses security gaps in the supply chain that are overlooked by the competition. Its technology is on the cutting edge and ahead of its time, with capabilities that are far superior to its competitors. Additionally, WiFi Wireless’ solution is fully scalable, and allows for expansion and innovations in technology.

The Company has a calendar year end for reporting purposes. The Company's website address is www.wifiwirelessinc.net. The Company's principal office location is 65 Enterprise, Aliso Viejo, CA, 92656.

Development Stage Company

The Company is in the development stage as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. The Company is in the business of researching, developing and commercializing new technologies. The Company will be devoting all of its resources to the research, development and commercialization of its technologies.

In a development stage company, management devotes most of its activities to preparing the business for operations. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products at a profit. There is, therefore, doubt regarding the Company's ability to continue as a going concern.

Item 1A. Risk Factors.

FACTORS THAT MAY AFFECT OUR OPERATING RESULTS

An investment in our common stock involves significant risk. You should carefully consider the following risks and all the other information in this prospectus, in addition to other information contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, before you decide to buy our common stock. Our business, financial condition and results of operations could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.

Risks Relating to Our Business

We received a "going concern" opinion from our independent registered public accounting firm for the fiscal year ended December 31, 2008, which may negatively impact our business.

We received a report from John Coon, our independent registered public accountant regarding our consolidated financial statements for the fiscal year ended December 31, 2008, which included an explanatory paragraph stating that the consolidated financial statements were prepared assuming we will continue as a going concern. The "going concern" opinion for the fiscal year ended December 31, 2008, may fail to dispel any continuing doubts about our ability to continue as a going concern and could adversely affect our ability to enter into collaborative relationships with business partners, to raise additional capital and to sell our products, and could have a material adverse effect on our business, financial condition and results of operations.

We will require additional capital in the future, which may not be available on favorable terms, if at all. Such issuances may dilute the value of our common stock and adversely affect the market price of our common stock.

To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock or rights to acquire our common stock or curtail our growth and reduce our assets. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

A large issuance of shares of our common stock will decrease the ownership percentage of current outstanding shareholders and may result in a decrease in the market price of our common stock. Any large issuance may also result in a change in control of the Company.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

We face many uncertainties that may cause substantial operating losses and we cannot assure stockholders that we can achieve and maintain profitability.

We intend to increase our operating expenses to develop and expand our business, including brand development, marketing and other promotional activities and the continued development of our billing, customer care and power procurement infrastructure. Our ability to operate profitably will depend on, among other things:

— our ability to attract and to retain a critical mass of customers at a reasonable cost;

— our ability to continue to develop and maintain internal corporate organization and systems;

— the continued competitive restructuring of retail energy markets with viable competitive market rules;

— our ability to effectively manage our energy procurement and shaping requirements, and to sell our energy at a sufficient profit margin; and

— our ability to obtain and retain credit necessary to support future growth and profitability.

We depend upon internally developed, and, in the future will rely in part on vendor-developed, systems and processes to provide several critical functions for our business, and the loss of these functions could materially adversely impact our business.

Yes if component availability extends beyond our current requirements.

We are not required to rely on a single-source company for our product.

We have many sources and options for suppliers.

We may experience difficulty in successfully identifying, integrating and managing the risks related to businesses or assets that we may acquire and in realizing the anticipated economic benefits related thereto.

We do not have a great deal of experience acquiring companies or large blocks of assets, and the companies and assets we have acquired have been small. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. Any of these transactions could be material to our financial condition and results of operations. In addition, the process of integrating an acquired company, business or group of assets may create unforeseen operating difficulties and expenditures and risk. The areas where we may face risks include:

The need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisition lacked these controls, procedures and policies;

War and threats of terrorism and catastrophic events that could result from terrorism may impact our results of operations in unpredictable ways.

We cannot predict the impact that any future terrorist attacks may have on our industry in general and on our business in particular. In addition, any retaliatory military strikes or sustained military campaign may affect our operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil. The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities would be direct targets of, or indirect casualties of, an act of terror may affect our operations.

Such activity may have an adverse effect on the United States economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our financial results or restrict our future growth. Instability in the financial markets as a result of terrorism or war may affect our stock price and our ability to raise capital.

Item 2. Financial Information.

Our entire purpose is to manufacture and develop the effectiveness of a provable prototype cargo container monitoring product for installation on the entire Port Security Industry. Our plan of business is to strategically align or sell our technology to a qualified current government-certified contractor.

Item 3. Properties.

The company leases a research and development facility at 3822 Campus Drive Suite 227, Newport Beach, CA 92660 on a month-to-month lease at the rate of $1,349 per month. In addition, the Company leases a separate facility located at 65 Enterprise, Aliso Viejo, CA 92656 at the rate of approximately $465 per month on a month-to-month basis. The Company also rents equipment on an “as-needed" basis. Future minimum operating facilities lease expense for the next four years are estimated as follows:

Year	Amount

2009	$21,768
2010	21,768
2011	21,768
Thereafter TOTAL:	$65,304

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of shares of our common stock as of March 31, 2009 by (i) any stockholder we know of to beneficially own more than five percent of our outstanding common stock, (ii) each director and nominee for director, Except as otherwise indicated, the address for each beneficial owner listed below is care of WiFi Wireless, Inc., 65 Enterprise, Aliso Viejo, CA, 92656. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on 23,246,536 shares of Common Stock outstanding at March 31, 2009.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Eugene L. Curcio	10,500,000	9.52%
Mr. Lynn Peterson	20,000	5.00%

______________

Equity Incentive Plans

None.

Item 5. Directors and Executive Officers.

The following table sets forth certain information regarding our current directors and executive officers:

Name	Age	Positions with the Company

Eugene L. Curcio	53	Chairman of the Board & Director

Mr. Lynn Peterson	60	Director
______________

The following is a brief description of the present and past business experience of each of our current directors and executive officers. The directors serve one-year terms which expire at the annual meeting of stockholders. The executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board, subject to the terms of any employment agreements they may have with us. Additionally, directors and executive officers serve until their successors have been duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Eugene L. Curcio

Eugene L. Curcio is an established leader in the telecommunications industry. With over 25 years in the field Curcio has set many telecommunication standards.

Mr. Curcio founded The Curcio Group a “900” service bureau which was the first pay per call audio text service. Mr. Curcio also founded Phone Time Resources, Inc., which provided calling cards to wholesale distributors for the retail market.

Additionally, Mr. Curcio through Venture Partners, Inc. worked with Iridium and negotiated an unlimited-bandwidth contract which was designed, developed, and written by Mr. Curcio himself. At the time this was new and unheard of, today unlimited usage with fixed rates is common. This revolutionary billing method was submitted to the U.S. Department of Defense (“DOD’) on behalf of Mr. Curcio by Hughes Global Services. To this day this flat-rate usage fee has been adapted by both Iridium and the DOD.

Planetel, Inc. was then founded with the help of Mr. Curcio for satellite telecommunications with a focus toward hand-held satellite communication phones for rural and highly remote areas.

Mr. Curcio is now Chairman of WiFi Wireless, Inc., which he formed to develop cutting edge wireless technology to interface with global satellites and transfer data in real –time for ship container cargo monitoring with point of entry security precautions as its primary concern.

Mr. Lynn Peterson

Mr. Peterson possesses a progressively increasing responsibility within governmental, commercial, and foreign contract and subcontract agreements. He currently holds the “security clearance” classification. Mr. Peterson has an extensive background in contract negotiation, procurement, material and inventory control, planning, scheduling and production control. He has management experience in operations, and MRP/MRPII system implementation.

Mr. Peterson was Vice President Technical Sales for LAMSA Weapons Systems where he was responsible for technical sales and training for infrared and thermal imaging equipment to most U.S. government agencies, Police, Fire Departments, Universities and Security Agencies.

Mr. Peterson was also Materials Manager for DRS Technologies (Formerly Boeing). There, his responsibilities included procurement, shipping, receiving, inventory, scheduling, and hazardous waste management. His division of DRS manufactured infrared cooled and uncooled focal plane arrays, and built components including but not limited to wafers, die, and cameras. Optic sensors and seekers were also designed and built by Mr. Peterson’s division for both military and space applications.

Additionally, Mr. Peterson was Operations Manager, National Technical Sales Manager, and Material Manager for General Ceramics/Tekform Products. General Ceramics manufactured glass to metal seal packages and multilayered, co-fired ceramics packages and substrates.

Mr. Peterson was also Materials Manager for Hughes Aircraft Co. There, he was responsible for all material and production control activities of radar and laser components. He designed and implemented financial and manufacturing systems, which enhanced cost accounting visibility and minimized inventory attrition.

Other experience for Mr. Peterson include: Cipher Data Products, General Dynamics Corporation, ACDC Electronics, NCR Corporation, and Office Center Inc. Mr. Peterson is now President of WiFi Wireless Inc.

Item 6. Executive Compensation.

Director Compensation

Non-employee directors did not receive any cash compensation from us for their service as members of the Board of Directors or any Board committee in 2008. However, directors are reimbursed for all reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

Summary of Cash and Certain Other Compensation

Gene L. Curcio
Director – Chairman & Director

No transactions other than as disclosed herein, plus Consulting Agreement dated 08/29/2006, plus routine or contractual compensation payments and minimal expense reimbursements.

Lynn Peterson
Officer – President

No transactions other than routine or contractual compensation payments and minimal expense reimbursements.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

There are no family relationships among any of our directors or executive officers.

RELATED PARTY TRANSACTIONS

Transactions with Management and Others

Since August 29, 1989, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than five percent of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Related Parties Reimburse the Company for Operating Expenses – Loan from Shareholder

A major shareholder reimburses the Company for certain operating expenses. These expenses generally consist of salaries and related benefits paid to corporate personnel, rent, data processing services, and other corporate facilities costs. The Company provides engineering, marketing, administrative, accounting, information management, legal, and other services during their operations. All amounts paid by the shareholder are recorded under shareholder loans and are payable under the specific terms of the loan. As of December 31, 2008, the amount of shareholder loans payable was $1,441,438.

Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the General Corporation Law of the State of Oregon (the “Oregon Law”), or (iv) any transaction from which the director derives an improper personal benefit.

We maintain directors’ and officers’ liability insurance covering our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 8. Legal Proceedings.

The Company may be subject to various claims and pending or threatened lawsuits in the normal course of business. Management believes that the outcome of any such lawsuits would not have a materially adverse effect on the Company's financial position, results of operations or cash flows.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

On June 18, 2004 our common stock began trading on the Pink Sheets Exchange under the symbol "WFWL." The following table sets forth, the high and low sales price per share of common stock for the periods indicated, as reported on the Pink Sheets Exchange; our common stock is now listed on the OTCQC National Market under the symbol “WFWL.”:

Year Ending December 31, 2007	High	Low
First Quarter	$3.255	$0.40
Second Quarter	$1.90	$0.38
Third Quarter	$0.75	$0.38
Fourth Quarter	$0.55	$0.30

Year Ending December 31, 2008	High	Low
First Quarter	$0.62	$0.25
Second Quarter	$0.39	$0.09
Third Quarter	$0.23	$0.05
Fourth Quarter	$0.24	$0.08

On December 16, 2008, the high and low sales price per share on the Pink Sheets Exchange for our common stock was $0.17 and $0.09, respectively.

As of March 31, 2009, the total number of record holders of our common stock was approximately 52. Based on information provided by our transfer agent and registrar, we believe that there are approximately 52 beneficial owners of our common stock.

Dividend Policy

None

Item 10. Recent Sales of Unregistered Securities.

Through December 31, 2008, the Company issued the following securities:

In September 2004, the Company issued 5,493,500 shares of common stock to Planetel Inc. in return for a five-year management contract for services related to the facilitation of a line of credit and management in the aggregate amount of $12,085,700.

In September 2004, the Company issued 811,500 shares of common stock to investors at the par value amount of $.001 in aggregate amount of $812.

During the period from September 22, 2004 to October 25, 2004, the Company issued 1,804,000 shares of common stock to various consultants for services over a service period ranging from one to twelve months in the aggregate amount of $3,968,800. Due to the nature of recent accounting procedures, the cost and/or expense of these shares will be recorded and accounted for as service is rendered and earned.

During the period from January 1, 2005 to February 14, 2005, the Company issued 768,200 shares of common stock to various affiliates and 2,000,000 issued and immediately repurchased by the Company and held as treasury shares.

On February 14, 2005, the Company declared a two for one (2 - 1) stock dividend on its common stock effective February 16, 2005 for shareholders of record date of February 10, 2005. Future payment of any dividends will be dependent upon future earnings, if any, the financial condition of the Company, and other factors as deemed relevant by the Company's Board of Directors. The par value of the stock was changed from $.001 to $.0005 to reflect the split.

On March 1, 2005, the Company issued 10,000 common shares to various affiliates per Rule 144.

On April 28, 2005, the Company issued 1,483,951 common shares to various consultants and affiliates. These shares are restricted per Rule 144.

On May 2, 2005, the Company issued 100,000 common shares to various affiliates per Rule 144.

On August 10, 2005, the Company issued 600,000 common shares to various affiliates per Rule 144.

During the period from January 1, 2006 to February 24, 2006, the Company issued 2,846,300 shares of restricted common stock to various affiliates per Rule 144.

On September 12, 2006, the Company declared a one-for-ten (1-10) reverse stock split on its common stock, effective September 12, 2006. As a result of the reverse stock split, every 10 shares of WiFi Wireless, Inc. common stock were combined into one share of WiFi Wireless, Inc. common stock. The par value of the stock changed from $0.0005 to $0.005 to reflect the split. Prior to the split, the number of outstanding shares was 23,792,051 and the effect of the split reduced the number of shares outstanding to 2,379,205 or a decrease of 21,412,846 shares.

On September 15 2006, the Company issued 7,037,452 shares to various consultants as restricted stock under Rule 144.

On August 30 2006, the Company issued 2,131,000 shares in replacement for shares affected by the reverse split on September 12, 2006. The original shares were issued as "non-dilutable" shares prior to the stock split and were issued to compensate the shareholder for the dilutive effect of the 10:1 reverse stock split, according to management.

On September 5, 2006, the Company issued 9,116,000 shares to various consultants and affiliates of the Company and is restricted per Rule 144.

During the period from October 1, 2006 to December 31, 2006, the Company issued 3,000,000 shares of restricted common stock to various affiliates.

During the period from January 1, 2007 to December 31, 2007, the Company issued a net 810,360 shares of restricted common stock to various affiliates; retired 400,000 restricted common shares and corrected the number of treasury shares to a total of 390,000.

During the period from January 1, 2008 to December 31, 2008, the Company issued 19,165,267 shares of common stock and canceled 19,451,891 shares of common stock for a net reduction of common stock of 286,624 shares. As of December 31, 2008, there were 26,079,641 shares of common stock issued and outstanding, of which 11,940,973 shares are restricted and 14,138,668 shares are non-restricted. Total shares authorized are 100,000,000.

Item 11. Description of Registrant’s Securities to be Registered.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We are authorized by our Certificate of Incorporation to issue 100,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2009, 23,246,536 shares of common stock were issued and outstanding. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. The following summary of our common is not complete and may not contain all the information you should consider before investing in our common stock. This description is subject to and qualified in its entirety by provisions of our Certificate of Incorporation and Bylaws.

Common Stock

The holders of common stock are entitled to be informed on all matters to be voted on by stockholders with voting shares, including elections of directors, and the holders of such shares currently possess all voting power. The holders of common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefore. In the event of our dissolution, liquidation or winding up, holders of our shares of common stock will be entitled to receive, pro rata, all assets available for distribution to such holders after payment of all liabilities, subject to prior rights of any outstanding preferred stock. The holders of our common stock have no preemptive rights to purchase newly issued securities.

Item 12. Indemnification of Directors and Officers.

Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the General Corporation Law of the State of Oregon (the “Oregon Law”), or (iv) any transaction from which the director derives an improper personal benefit.

We maintain directors’ and officers’ liability insurance covering our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

The financial statement information, including the reports of the independent registered public accounting firms, required by this Item 2 is set forth on pages F-1 to F-26 of this Report on Form 10 and is hereby incorporated into this Item 2 by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Controls and Procedures

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. This system of internal control was designed to provide reasonable assurance to our management and Board of Directors regarding the reliability of financial reporting and the preparation and fair presentation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the consolidated financial statements.

Changes in Internal Control over Financial Reporting

None.

Evaluation of Disclosure Controls and Procedures

As of December 31, 2008, the end of the period covered by this report, an evaluation was performed under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the Company's disclosure controls and procedures, as such term is defined in Rules 13a-15(e) or 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Based on that evaluation, utilizing the criteria described in Internal Control—Integrated Framework  issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), our management, including the Chief Executive Officer and the Chief Financial Officer concluded that, as of December  31, 2008, our disclosure controls and procedures required by paragraph (b) of Rules 13a-15(e) or 15d-15(e) of the Exchange Act were not effective at the reasonable assurance level because of the identification of a material weakness, as delineated in the Management's Report on Internal Control over Financial Reporting section below, in our internal control over financial reporting, which we view as an integral part of our disclosure controls and procedures.

The Company believes that the consolidated financial statements for the year ended December 31, 2008 included in this Form 10 correctly present the financial position, results of operations and cash flows for the fiscal years covered thereby in all material respects.

Item 15. a) Financial Statements and Exhibits.

WIFI WIRELESS, INC.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
BALANCE SHEETS

ASSETS

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,915	$8,935
Prepaid expenses	621	621
Total current assets	$2,536	$9,556

Fixed Assets:
Property and equipment	21,860	21,860
R & D equipment	54,227	54,227
	$76,087	$76,087
Less: Accumulated depreciation	(29,880)	(21,235)
Net fixed assets	$46,207	$54,852

Other Assets:
Security and other deposits	$3,915	$3,915
Organizational costs	10,874	10,874
Accumulated amortization – org costs	(9,609)	(4,963)
Investments	800,000	800,000
Deferred income tax benefit	651,306	651,306
Allowance for realization	(651,306)	(651,306)
Total other assets	$805,180	$809,826
Total Assets	$853,923	$874,234

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
BALANCE SHEETS

LIABILITES AND STOCKHOLDERS’ EQUITY

	December 31, 2008	December 31, 2007
Current Liabilities:
Accounts payable	$44,039	$44,039
Rent payable	16,364	—
Other current liabilities	73	73
Total current liabilities	$60,476	$44,112

Long-Term Liabilities:
Loan from Shareholder	76,431	—
Note payable to shareholder	1,365,007	1,365,007
Total long-term liabilities	$1,441,438	$1,365,007
Total liabilities	$1,501,914	$1,409,119

Stockholders’ Equity:
Common Stock, par value $0.005 per share, 100,000,000 shares authorized, 26,079,641 and 26,366,265 shares issued, 26,079,641 and 26,366,265 shares outstanding, respectively	$133,830	$133,830
Treasury stock, 390,000 shares	(1,950)	(1,950)
Paid-in-capital	2,081,600	2,081,600
Accumulated deficit during development state	(2,861,471)	(2,748,365)
Total stockholders’ equity	$(647,991)	$(534,885)
Total liabilities and stockholders’ equity	$853,923	$874,234

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
STATEMENT OF EXPENSES AND ACCUMULATED DEFICIT
For the Twelve Months Ended December 31, 2008
and the Period from August 29, 1.989 (Inception) to December 31, 2008

	Twelve Months Ended 12/31/08	August 29, 1989 (Inception) to 12/31/08
REVENUE	$—	$—
COST OF SALES	—	—
GROSS PROFIT	$—	$—

Research and development	—	252,585

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Accounting	2,000	40,228
Amortization	4,646	9,609
Automobile expense	—	1,089
Consulting	23,800	483,991
Depreciation	8,645	29,880
Taxes, licenses and fees	4,393	12,248
Insurance	—	5,356
Interest expense	—	16,773
Legal	37,000	148,478
Marketing	200	39,842
Miscellaneous	1,582	1,582
Office supplies and expense	1,883	48,954
Outside services and other professional	—	10,071
Postage and delivery	1,017	14,196
Rent - facilities	20,703	94,144
Rent - equipment	—	1,455
Repairs and maintenance	2,161	9,857
Salaries and wages	—	61,558
Payroll tax expense	399	6,186
Telephone	3,425	34,005
Travel and entertainment	14	138,142
Utilities	1,238	11,320
Stock-based payments	—	1,389,922
Total R&D, selling, general and administrative expenses	$113,106	$2,861,471
Loss	$(113,106)	$(2,861,471)
Income tax expense (benefit)	—	—
NET LOSS	$(113,106)	$(2,861,471)

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY
December 31, 2008

	Common shares		Additional Paid-	Treasury	Accumulated	Total
	Number	Amount	In Capital	Shares	Deficit	Stockholders

Balance at 12/31/04	8,109,000	$8,109	$1,381,813	$—	$(919,764)	$470,158
Net Loss	—	—	—	—	(432,121)	(432,121)
Issuance of shares to affiliates	5,162,151	3,965	398,281	—	—	402,246
Investment in Vimax	200,000	200	399,800			400,000
Treasury stock	(2,000,000)	—	—	(2,000)	—	(2,000)
Stock dividend: 2:1 split	11,077,200	—	—	—	—	—
Balance at 12/31/05	22,548,351	$12,274	$2,179,894	$(2,000)	$(1,351,885)	$838,283

Allowance for deferred tax asset	—	—	—	—	(651,306)	(651,306)
Issuance of shares, 3/31/06	2,846,300	1,423	21,889	—	—	23,312
Reverse stock split 1:10, 6/30/06	(21,412,846)	16,213	(16,213)	—	—	—
Issuance of shares, 6/30/06	7,037,452	35,187	(35,187)	—	—	—
Issuance of shares, 9/30/06	11,247,008	46,235	(46,235)	—	—	—
Issuance of shares, 12/31/06	3,000,000	15,000	(15,000)	—	—	—
Net Loss	—	—	—	—	(577,111)	(577,111)

Balance at 12/31/06	25,266,265	$126,332	$2,089,148	$(2,000)	$(2,580,302)	$(366,822)

Issuance of shares	1,200,000	6,000	(6,000)	—	—	—
Cancelled shares	(389,640)	—	—	—	—	—
Acquired Treasury shares	190,000	—	950	(950)	—	—
Cancelled Treasury shares	(1,800,000)	—	(1,000)	1,000	—	—
Net Loss	—	—	—	—	(47,525)	(47,525)

Balance at 3/31/07	26,466,625	$132,332	$2,083,098	$(1,950)	$(2,627,827)	$(414,347)

Issuance of shares	299,640	1,498	(1,498)	—	—	—
Net Loss	—	—	—	—	(36,818)	(36,818)

Balance at 6/30/07	26,766,265	$133,830	$2,081,600	$(1,950)	$(2,664,645)	$(451,165)

Net Loss	—	—	—	—	(55,271)	(55,271)

Balance at 9/30/07	26,766,265	$133,830	$2,081,600	$(1,950)	$(2,719,916)	$(506,436)

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY - continued
December 31, 2008

	Common shares		Additional Paid-	Treasury	Accumulated	Total
	Number	Amount	In Capital	Shares	Deficit	Stockholders

Balance at 9/30/07	26,766,265	$133,830	$2,081,600	$(1,950)	$(2,719,916)	$(506,436)

Retirement of shares	(400,000)	—	—	—	—	—
Net Loss	—	—	—	—	(28,449)	(28,449)

Balance at 12/31/07	26,366,265	$133,830	$2,081,600	$(1,950)	$(2,748,365)	$(534,885)

Issuance of shares	19,165,267	—	—	—	—	—
Cancelled shares	(19,451,891)	—	—	—	—	—
Net Loss	—	—	—	—	(113,106)	(113,106)

Balance at 12/31/08	26,079,641	$133,830	$2,081,600	$(1,950)	$(2,861,471)	$(647,991)

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
For the Twelve Months Ended December 31, 2008
and the Period from August 29, 1989 (Inception) to December 31, 2008

	Twelve Months Ended 12/31/08	August 29, 1989 (Inception) to 12/31/08
CASH FLOW FROM OPERATION ACTIVITIES
Net Loss	$(113,106)	$(2,861,471)
ADJUSTMENTS TO RECONCILE CHANGE IN NET ASSETS TO NET CASH FLOWS USED FOR OPERATING ACTIVITIES
Depreciation expense	8,645	29,880
Amortization	4,646	9,608
Allowance for deferred tax benefit	—	—
Increase in prepaid expenses	—	(621)
Decrease in accounts payable	—	44,040
Rent payable	16,364	16,364
Decrease in other current liabilities	—	73
NET CASH USED IN OPERATING ACTIVITIES	$(83,451)	(2,762,127)

CASH FLOW FROM INVESTING ACTIVITIES
Office equipment	—	(21,860)
R&D equipment	—	(54,227)
Increase in security and other deposits	—	(3,915)
Investments	—	(800,000)
Organization costs	—	(10,874)
Deferred income tax benefit from accumulated losses during development state	—	—
NET CASH USED IN INVESTING ACTIVITIES	$—	$(890,876)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan from shareholder	76,431	76,431
Net borrowings from shareholder loan	—	1,365,007
Stock issued in acquisitions	—	800,000
Stock based payments	—	1,389,922
Allowance for deferred tax benefit	—	—
Proceeds from issuance of stock	—	23,558
NET CASH PROVIDED BY FINANCING ACTIVITIES	$76,431	$3,654,918
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(7,020)	$1,915
CASH AND CASH EQUIVALENTS, Beginning of period	8,935	8,935
CASH AND CASH EQUIVALENTS, End of period	$1,915	$10,850

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The unaudited consolidated financial statements include the accounts of WiFi Wireless, Inc. as of December 31, 2008 and the related statements of operations, stockholders equity and cash flows for the year ended December 31, 2008 and the period from August 29, 1989 (inception) to December 31, 2008.

These unaudited, interim, consolidated financial statements do not include all the footnotes, presentations and disclosures normally required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ materially from those estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The Company was incorporated under the laws of the State of Oregon on August 29, 1989 as Sunburst Resources Inc. The Company's products are developed for use in the military, maritime and commercial markets to be used internationally. WiFi Wireless utilizes GPS (Global Positioning Satellites) for tracking products used in the shipping and transportation industries as wells as applications using current UHF frequencies enabling WiFi hardware to provide a greater range of service from the POP ("Point of Presence") versus the conventional wi-fi (802.11) retail space application.

WiFi Wireless, Incorporated provides an expanded network technology to the traditional wi-fi (802.11) system. Currently, wi-fi (802.11) systems are confined to "Hot Spot" locations within a limited radius. WiFi Wireless focuses on "Space-Time" technology applications by using current UHF frequencies that enables WiFi Wireless' hardware to provide 10 miles of service from the POP Point of Presence, rather than the conventional wi-fi (802.11) retail space application. WiFi Wireless utilizes a base station antenna with a capacity that will allow up to 25,000 simultaneous users without degradation in performance. Business franchises can now be part of the WiFi Wireless network by providing a POP site in one central location, instead of multiple, costly, small networks at a fraction of the price of current T-Span charges affiliated with standard "Hot Spot" networks.

The Company has a calendar year end for reporting purposes. The Company's website address is www.wifiwirelessinc.net. The Company's principal office location is 65 Enterprise, Aliso Viejo, CA, 92656.

Development Stage Company

The Company is in the development stage as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. The Company is in the business of researching, developing and commercializing new technologies. The Company will be devoting all of its resources to the research, development and commercialization of its technologies.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

In a development stage company, management devotes most of its activities to preparing the business for operations. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products at a profit. There is, therefore, doubt regarding the Company's ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we expect to evaluate our estimates, including those related to the accounts receivable and sales allowances, fair values of marketable and non-marketable securities, fair values of intangible assets and goodwill, useful lives of intangible assets, property and equipment, fair values of options to purchase our common stock, and income taxes, among others. We expect to base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Significant accounting policies and estimates underlying the accompanying financial statements include:

It is reasonably possible that the estimates may change in the future.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

Property, Equipment and Depreciation

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

The estimated useful lives of property and equipment are as follows:

Office Equipment            3 — 10 years

R. & D Equipment           3 — 10 years

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property and equipment and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which, the carrying value of the asset exceeds its fair market value. The Company has made no adjustments to long-lived assets in any of the years presented. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill, if any for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset's carrying value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

Intangibles

Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight-line method over the estimated economic life of the product including the period being reported on. The amortization period has been deter-mined as the life of the product, which is three years.

Revenue Recognition

As the Company is continuing development of its technologies, no significant revenues have been earned to date. The Company recognizes revenues at the time of delivery of the product to the customers.

Research and Development costs charged to Expense as Incurred

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $252,585 since inception.

Stock Issued in Exchange For Services

The valuation of the common stock issued in exchange for services is valued at an estimated fair market value as determined by officers and directors of the Company based upon other sales and issuances of the Company's common stock within the same general time period.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 addresses the recognition and measurement of assets and liabilities associated with tax positions taken or expected to be taken in a tax return. FIN 48 is effective January 1, 2007. The Company reviewed its current tax positions for any potential uncertain tax positions that would qualify under FIN 48. Based on its review, the Company does not anticipate that the adoption of FIN 48 in January 2007 will have a material impact on the Company's cash flows, results of operations, financial position or liquidity.

In September 2006, the FASB issued SPAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements; the FASB; having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within, those fiscal years. The Company is required to adopt SFAS 157 in the first quarter of 2008. The Company is currently evaluating the impact that SFAS 157 will have on its financial statements.

Litigation

The Company may be subject to various claims and pending or threatened lawsuits in the normal course of business. Management believes that the outcome of any such lawsuits would not have a materially adverse effect on the Company's financial position, results of operations or cash flows.

Legal Costs

Legal costs are expensed as incurred.

Advertising and Promotional Expenses

Advertising and promotional costs are expensed as incurred.

Retired Administrative Staff

In April 2008, WIFI Wireless, Inc. retired our internal administrative staff in order to achieve a reduction in overhead expenses. However, WIFI continues to maintain its offices sites. WIFI maintained financial stability and continued current on all of its monthly expenses with an ongoing loan agreement with a privately held LLC. After April 2008, the company outsourced all administrative work on a per job basis, and submits these expenses for payment through an LLC loan agreement.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

General Comment on Contingencies

Certain conditions may exist as of the date the Financial Statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's Financial Statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Cost Method Applied to 20% or More Owned Subsidiary Due to Lack of Significant Influence over Investee's Operating and Financial Activities

At December 31, 2008, "Investment in Affiliate" as shown on the Company's Balance Sheet consists of the cost of an investment in Vimax, in which the Company has a 40% interest. Even though the company has an ownership interest greater than 20%, the Company concluded that it could not exert a significant influence over Vimax's operating and financial activities; therefore, the Company is accounting for this investment using the cost method effective with the date of the purchase. The carrying value of this investment at December 31, 2008 was $800,000, which approximates the value of the Company's stock transferred to Vilna' at the time of purchase on. February 15, 2005. Vimax currently has no significant operations and no verifiable assets or liabilities. The entire purchase price of $800,000 has been recorded under the cost method of accounting and there have been no significant operations to date from Vimax.

NOTE 3 — GOING CONCERN

WiFi Wireless' financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in August 1989, WiFi Wireless has accumulated losses aggregating $2,861,471 of which $1,389,922 is related to stock-based payments for services. Management's plans for WiFi Wireless' continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its prospects of future sales.

A major shareholder of the Company has promised to finance operations until the Company becomes profitable or new arrangements are negotiated.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS

Related Parties Reimburse the Company for Operating Expenses – Loan from

Shareholder

A major shareholder reimburses the Company for certain operating expenses. These expenses generally consist of salaries and related benefits paid to corporate personnel, rent, data processing services, and other corporate facilities costs. The Company provides engineering, marketing, administrative, accounting, information management, legal, and other services during their operations. All amounts paid by the shareholder are recorded under shareholder loans and are payable under the specific terms of the loan. As of December 31, 2008, the amount of shareholder loans payable was $1,441,438.

Patents - Intangible Assets / Affiliated Company

The Company plans to utilize certain technology patents for use in its operations. These patents are controlled and owned by an affiliated company. The Company is dependent on certain patents from, an affiliated company for the development of its products. These patents are pending as of December 31, 2008.

Companies under Common Control May Experience Change in Operations

The Company's majority shareholder also controls other entities whose operations are similar to those of the Company. Although there were no transactions between the Company and these entities as of December 31, 2008, the majority shareholder is, nevertheless, in a position to influence the sales volume of the Company for the benefit of the other entities that are under his control.

NOTE 5 — INCOME TAXES

Deferred income taxes reflect the tax effect of the temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The components of the net deferred income tax assets are as follows:

December 31, 2008
CURRENT	$—
DEFERRED	$651,306
Allowance for realization	$651,306
Total Deferred Income Tax Benefit	$—

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

Realization of the Deferred Income Tax Asset is Dependent on Generating Future Taxable Income

Background

Deferred tax assets arise when a company's financial statements recognize charges or expenses that, for income tax purposes, will not be allowed as deductions until future periods. For example, when a corporation incurs an expense in its financial statements, such as certain restructuring type charges, that it is not allowed to deduct on its federal tax return until paid in the future, the future tax benefit of that expense is generally recorded in the income statement as a reduction of income tax expense and in the balance sheet as a tax asset. The same general treatment applies to the carry forward of unused net operating losses and unused tax credits. Deferred tax assets are often netted with deferred tax liabilities when presented in the balance sheet and are referred to as net deferred tax assets.

Under FAS 109, Accounting for Income Taxes, a net deferred tax asset may only be carried on the balance sheet at its full value if it is more likely than not that the deductions, losses, or credits giving rise to such deferred tax asset will be used in the future. If the more likely than not test is not met, then a valuation allowance is required to be recorded against the net deferred tax asset. A valuation allowance creates a charge to income tax expense in the income statement and a reduction of an asset on the balance sheet, in the period it is recorded. Common practice would support a determination that a corporation with two or more consecutive years of significant losses is presumed to fail the more likely than not test. Because of the Company's losses in recent years the Company examined the value of its deferred tax assets and felt it was appropriate to record a valuation allowance against a major portion of them. The valuation allowance essentially reduced the Company's deferred tax asset to zero. The effect was to reverse the benefit of those deferred tax assets that were recorded in prior years' income statements and balance sheets. Consequently, these tax benefits will be available in the future to reduce our income tax expense when we have positive income to use the tax benefits, or we have sufficient deferred tax liabilities to absorb the tax assets.

Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the deferred income tax assets will be realized. The amount of the deferred income tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

As of December 31, 2008, the Company's net operating loss carry forwards for income tax purposes were approximately $2,861,471. If not utilized, they will start to expire in twenty years or 2026 for federal purposes and ten years or 2016 for state purposes.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company leases a research and development facility on a month-to-month lease at the rate of $1,349 per month. In addition, the Company leases a separate facility located in Aliso Viejo, CA at the rate of approximately $465 per month on a month basis. The Company also rents a variety of equipment on an “as-needed" basis. Future minimum operating facilities lease expense for the next four years are estimated as follows:

Year	Amount
2009	$21,768
2010	21,768
2011	21,768
Thereafter TOTAL:	$65,304

NOTE 7 - CHANGE IN SECURITIES

Through December 31, 2008, the Company issued the following securities:

In September 2004, the Company issued 5,493,500 shares of common stock to Planetel Inc. in return for a five-year management contract for services related to the facilitation of a line of credit and management in the aggregate amount of $12,085,700.

In September 2004, the Company issued 811,500 shares of common stock to investors at the par value amount of $.001 in aggregate amount of $812.

During the period from September 22, 2004 to October 25, 2004, the Company issued 1,804,000 shares of common stock to various consultants for services over a service period ranging from one to twelve months in the aggregate amount of $3,968,800. Due to the nature of recent accounting procedures, the cost and/or expense of these shares will be recorded and accounted for as service is rendered and earned.

During the period from January 1, 2005 to February 14, 2005, the Company issued 768,200 shares of common stock to various affiliates and 2,000,000 issued and immediately repurchased by the Company and held as treasury shares.

On February 14, 2005, the Company declared a two for one (2 - 1) stock dividend on its common stock effective February 16, 2005 for shareholders of record date of February 10, 2005. Future payment of any dividends will be dependent upon future earnings, if any, the financial condition of the Company, and other factors as deemed relevant by the Company's Board of Directors. The par value of the stock was changed from $.001 to $.0005 to reflect the split.

On March 1, 2005, the Company issued 10,000 common shares to various affiliates per Rule 144.

On April 28, 2005, the Company issued 1,483,951 common shares to various consultants and affiliates. These shares are restricted per Rule 144.

On May 2, 2005, the Company issued 100,000 common shares to various affiliates per Rule 144.

See accountant's compilation report and accompanying notes to the financial statements.

WiFi WIRELESS, INC.
(A Development Stage Enterprise)
NOTES TO THE FINANCIAL STATEMENTS

On August 10, 2005, the Company issued 600,000 common shares to various affiliates per Rule 144.

During the period from January 1, 2006 to February 24, 2006, the Company issued 2,846,300 shares of restricted common stock to various affiliates per Rule 144.

On September 12, 2006, the Company declared a one-for-ten (1-10) reverse stock split on its common stock, effective September 12, 2006. As a result of the reverse stock split, every 10 shares of WiFi Wireless, Inc. common stock were combined into one share of WiFi Wireless, Inc. common stock. The par value of the stock changed from $0.0005 to $0.005 to reflect the split. Prior to the split, the number of outstanding shares was 23,792,051 and the effect of the split reduced the number of shares outstanding to 2,379,205 or a decrease of 21,412,846 shares.

On September 15 2006, the Company issued 7,037,452 shares to various consultants as restricted stock under Rule 144.

On August 30 2006, the Company issued 2,131,000 shares in replacement for shares affected by the reverse split on September 12, 2006. The original shares were issued as "non-dilutable" shares prior to the stock split and were issued to compensate the shareholder for the dilutive effect of the 10:1 reverse stock split, according to management.

On September 5, 2006, the Company issued 9,116,000 shares to various consultants and affiliates of the Company and is restricted per Rule 144.

During the period from October 1, 2006 to December 31, 2006, the Company issued 3,000,000 shares of restricted common stock to various affiliates.

During the period from January 1, 2007 to December 31, 2007, the Company issued a net 810,360 shares of restricted common stock to various affiliates; retired 400,000 restricted common shares and corrected the number of treasury shares to a total of 390,000.

During the period from January 1, 2008 to December 31, 2008, the Company issued 19,165,267 shares of common stock and canceled 19,451,891 shares of common stock for a net reduction of common stock of 286,624 shares. As of December 31, 2008, there were 26,079,641 shares of common stock issued and outstanding, of which 11,940,973 shares are restricted and 14,138,668 shares are non-restricted. Total shares authorized are 100,000,000.

See accountant's compilation report and accompanying notes to the financial statements.

QUARTERLY FINANCIAL DATA AS OF MARCH 31, 2009

WIFI WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	1st Qtr March 31, 2009	Year-Ended December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,043	$1,915
Prepaid expenses	621	621
Total current assets	$1,664	$2,536

Fixed Assets:
Property and equipment	21,860	21,860
R & D equipment	54,227	54,227
	$76,087	$76,087
Less: Accumulated depreciation	(32,041)	(29,880)
Net Fixed Assets	$44,046	$46,207

Other Assets:
Security and other deposits	$3,915	$3,915
Organizational costs	10,874	10,874
Accumulated amortization – org costs	(10,771)	(9,609)
Investments	800,000	800,000
Deferred income tax benefit	651,306	651,306
Allowance for realization	(651,306)	(651,306)
Total other assets	$804,018	$805,180
Total Assets	$849,728	$853,923

See accountant's compilation report and accompanying notes to the financial statements.

WIFI WIRELESS, INC.

LIABILITIES AND STOCKHOLDERS’ EQUITY

	1st Qtr March 31, 2009	Year-Ended December 31, 2008
Current Liabilities:
Accounts payable	$44,039	$44,039
Rent payable	21,806	16,364
Other current liabilities	73	73
Total current liabilities	$65,918	$60,476

Long-Term Liabilities:
Loan from Shareholder	76,431	76,431
Note payable to shareholder	1,365,007	1,365,007
Total long-term liabilities	$1,441,438	$1,441,438
Total liabilities	$1,507,356	$1,501,914

Stockholders’ Equity:
Common Stock, par value $0.005 per share, 100,000,000 shares authorized, 26,579,641 and 26,079,641 shares issued, 26,579,641 and 26,079,641 shares outstanding, respectively	$133,830	$133,830
Treasury stock, 390,000 shares	(1,950)	(1,950)
Paid-in-capital	2,081,600	2,081,600
Accumulated deficit during development state	(2,871,108)	(2,861,471)
Total stockholders’ equity	$(657,628)	$(647,991)
Total liabilities and stockholders’ equity	$849,728	$853,923

See accountant's compilation report and accompanying notes to the financial statements.

WIFI WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2009
and the Period from August 29, 1989 (Inception) to March 31, 2009
(Unaudited)

	Three Months Ended 3/31/09	August 29, 1989 (Inception) to 3/31/09
CASH FLOW FROM OPERATION ACTIVITIES
Net Loss	$(9,638)	$(2,871,109)
ADJUSTMENTS TO RECONCILE CHANGE IN NET ASSETS TO NET CASH FLOWS USED FOR OPERATING ACTIVITIES
Depreciation expense	2,161	32,041
Amortization	1,162	10,771
Allowance for deferred tax benefit	—	—
Increase in prepaid expenses	—	(621)
Decrease in accounts payable	—	44,040
Rent payable	5,442	21,806
Decrease in other current liabilities	—	73
NET CASH USED IN OPERATING ACTIVITIES	$(873)	$(2,762,999)

CASH FLOW FROM INVESTING ACTIVITIES
Office equipment	—	(21,860)
R&D equipment	—	(54,227)
Increase in security and other deposits	—	(3,915)
Investments	—	(800,000)
Organization costs	—	(10,874)
Deferred income tax benefit from accumulated losses during development state	—	—
NET CASH USED IN INVESTING ACTIVITIES	$—	$(890,876)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan from shareholder	—	76,431
Net borrowings from shareholder loan	—	1,365,007
Stock issued in acquisitions	—	800,000
Stock based payments	—	1,389,922
Allowance for deferred tax benefit	—	—
Proceeds from issuance of stock	—	23,558
NET CASH PROVIDED BY FINANCING ACTIVITIES	$—	$3,654,918
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(873)	$1,043
CASH AND CASH EQUIVALENTS, Beginning of period	1,916	10,851
CASH AND CASH EQUIVALENTS, End of period	$1,043	$11,894

See accountant's compilation report and accompanying notes to the financial statements.

(b)           INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation previously filed with the SEC on July 17, 2007 as Exhibit 3.1 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.
3.2	Corporate Bylaws previously filed with the SEC on July 17, 2007 as Exhibit 3.2 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.
3.3	Amended and Restated Corporate Bylaws previously filed with the SEC on July 17, 2007 as Exhibit 3.3 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.1
Letter authorizing name change to transfer agent, dated May 27, 2004, previously filed with the SEC on July 17, 2007 as Exhibit 4.1 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.2	Articles of Amendment, dated June 3, 2004, previously filed with the SEC on July 17, 2007 as Exhibit 4.2 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.3
Acknowledgement Letter to Secretary of State of Oregon, dated June 3, 2004, previously filed with the SEC on July 17, 2007 as Exhibit 4.3 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.4	Incorporators Certificate, dated June 3, 2004, previously filed with the SEC on July 17, 2007 as Exhibit 4.4 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.5	Filing with the State of Oregon, dated May 17, 2005, previously filed with the SEC on July 17, 2007 as Exhibit 4.5 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

4.6
Amended Information Pursuant To Rule 15c2-11 As of September 30, 2005, previously filed on the Pink Sheets for WiFi Wireless, Inc. on January 2, 2006 and previously filed with the SEC on July 17, 2007 as Exhibit 4.6 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

24.1
Consent of Richard Medina, Jr., regarding the period ending December 31, 2008 and period ending March 31, 2009, previously filed on the Pink Sheets on June 1, 2009 and previously filed with the SEC on July 17, 2007 as Exhibit 24.1 to WiFi Wireless, Inc.’s Form S-1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WIFI WIRELESS, INC.

Date: July 21, 2009	By:	/s/ EUGENE L. CURCIO

Eugene L. Curcio
Chairman and Director